Exhibit 10.8 (b)

	Date	23 April 2003
Mr.	Division/dept.	Human resources
Manuel Brocke-Benz	Person in charge	A. Hilbt
VWR International Inc.	Phone +49 (0)89/	99 65 48-585
	Fax +49 (0)89/	99 65 48-597
	e-mail	agatha.hilbt.@de.vwr.com
Dear Mr. Brocke-Benz,
With effect from 01 August 2003, you are appointed Regional Manager Core Europe VWR International. Please find enclosed the Employment Agreement with the Company VWR International GmbH in Darmstadt / Germany in duplicate. We kindly request you to return one copy of the agreement duly signed.
The assumption of this new function entails the following terms of contract:
1. Monthly Salary
Your monthly gross salary amounts to € xxxx. Taking into account 12.5 monthly salaries your fixed annual salary amounts to a gross sum of € xxxx.
2. Bonus
Your bonus objective amounts to 45 % of your fixed annual salary.
With effect from 01 August 2003 the
VWR International Inc. Corporate Management Bonus Plan Europe
as amended applies to the determination of the bonus. The document enclosed informs you on the details of this bonus plan. The bonus plan is primarily based on the features below:
•	ROCE as criterion for the operating results worldwide and/or in Europe.
•	Comparison of the actual operating results to the value planned for the respective year.

•	80 % of the overall bonus are determined by the operating results whereas the residual 20 % are determined by your personal performance.
The 80 % depending on the operating results are composed of 40 % determined by the OR 1 in the region Core Europe, 20 % determined by the ROCE of VWR International Europe, and 20 % determined by the worldwide operating results (ROCE) of VWR International, Inc.
For the year 2003, this bonus shall be determined and paid on a pro rata basis, i.e. 5/12.
3. Vacation Allowance
The vacation allowance referred to in Section 13 of the Employment Agreement amounts to a gross sum of € 766.94 p.a.
4. Company Car
A company-owned car shall be at your disposal for use in business and private life. The detailed provisions of use result from the respective company car agreement as amended.
5. Change of Residence, Moving Expenses
We shall take over the direct moving costs as actually accrued. The direct moving costs include the costs charged by the forwarding company for dismantling, packing, shipment, and reconstruction of your furnishings from the U.S.A. to Germany.
You are paid a lump sum for moving expenses amounting to a net sum of € 6,650.00.
6. Advice on Tax Matters
We shall take over expenses for an advice on tax matters of the year 2003 up to a maximum amount of € 1,000.—.

7. Brokerage
In connection with the purchase of a house strived for, we shall pay a net amount of € 2,500.— which would result from a brokerage for a comparable rented object (house).
8. Date of Next Salary Review
The exact date for the next salary review shall be 01 April 2004.
9. Company Seniority
The exact date of your entry into the Merck Group shall be 01 February 1987.
10. Second Occupation
We agree on your second occupation as a self-employed lawyer as you have applied for; however, we reserve the right of revocation if it turns out that this second occupation adversely affects proper performance of the obligations stipulated in your Employment Agreement.
11. Company Workmen’s Compensation Insurance
You will be included in the existing group workmen’s compensation insurance concluded via the Merck KGaA Company. Pursuant to the presently applicable provisions the insurance benefit in the event of invalidity shall be € 102,258.00, in the event of death € 51,129.00.

We appreciate your work in the past and are sure of your success in your new responsible function! Our best wishes go with you into your future career.
Yours sincerely,
VWR International GmbH

/s/ Karl-Heinz Sieling
Karl-Heinz Sieling
Agreed:

/s/ May 20, 2003 Manuel Brocke-Benz
Manuel Brocke-Benz (date, signature)
Enclosure